EXHIBIT 1.1

HIGHWAY HOLDINGS LIMITED

CERTIFIED TRUE COPY OF A RESOLUTION

ADOPTED BY THE DIRECTORS

PURSUANT TO THE ARTICLES OF ASSOCIATION OF

THE COMPANY ON THE 10th DAY OF JULY 2015

AMENDMENT OF ARTICLE OF ASSOCIATION

IT WAS RESOLVED THAT, the following amendments be made to the Company’s Articles of Association:

(a)     The numbering error made in June 21, 2013 amendment to New Regulation 61 (formerly Regulation 71) of the Company’s Article of Association be corrected so that Regulation 60(3) of the June 21, 2013 amendment be re-numbered as New Regulation 61.

(b)     New Regulation 39 (formerly Regulation 49) of the Company’s Article of Association be amended by deleting the regulation in its entirety and replacing it with the following:

“39. Upon the written request of members holding 25 percent or more of the outstanding voting shares in the Company, the directors shall convene a meeting of the members.”

(c)     New Regulation 58 (formerly Regulation 68) of the Company’s Article of Association be amended by deleting the regulation in its entirety and replacing it with the following:

“Any action required or permitted to be taken by the members of the Company must be effected at a duly called meeting of members of the Company and may not be effected by any consent in writing by such members.”

(d)     The definition of “resolution of members” in the Preliminary section of the Company’s Article of Association be amended by deleting subsection (b) of the definition in its entirety.

(e)     New Regulation 38 (formerly Regulation 48) of the Company’s Article of Association be supplemented by the following additional provisions:

“(d)    Nominations of any person for election to the Board of Directors at a meeting of members (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, or (ii) by a member who (A) was a member of record listed in the share register of the Company (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Company) both at the time of giving the notice provided for in this Regulation 38 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Regulation 38 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a member to make any nomination of a person or persons for election to the Board of Directors to be considered by the members at a meeting of members.

(e)    Without qualification, for a member to make any nomination of a person or persons for election to the Board of Directors at a meeting of members, the member must (i) provide timely notice thereof in writing and in proper form to the secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Regulation 38. To be timely, a member’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s meeting at which members of the Board of Directors were elected; provided, however, that if the date of such meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no meeting was held in the preceding year, notice by the member to be timely must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such meeting and not later than the ninetieth (90th) day prior to such meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such meeting was first made. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a meeting for the election of persons to the Board of Directors, then for a member to make any nomination of a person or persons for election to the Board of Directors at such a meeting, the member must (i) provide timely notice thereof in writing and in proper form to the secretary of the Company at the principal executive offices of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Regulation 38. To be timely, a member’s notice for nominations to be made at a meeting must be delivered to, or mailed and received at, the principal executive offices of the Company not earlier than the one hundred twentieth (120th) day prior to such meeting and not later than the ninetieth (90th) day prior to such meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such meeting was first made. In no event shall any adjournment or postponement of a meeting of members or the announcement thereof commence a new time period for the giving of a member’s notice as described above.

(f)    To be in proper form for purposes of this Regulation 38, a member’s notice to the secretary of the Company shall set forth:

(i)        The name and address of both the Nominating Person and the person to be nominated for election to the Board of Directors and (B) the class and number of shares of the Company that are, directly or indirectly, owned of record as detailed in the share register of the Company or beneficially owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) by each of the Nominating Person and director nominee;

(ii)       As to the Nominating Person and the person to be nominated for election to the Board of Directors, any direct or indirect interest of such person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company, and any pending or threatened litigation in which such person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company;

(iii)      As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Regulation 14(a) under the Exchange Act (including, without limitation, such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, (C) a representation that the Nominating Person is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (D) a representation whether the Nominating Person intends or is part of a group which intends to solicit proxies or votes from members in support of such nomination, and (E) a completed and signed questionnaire, representation and agreement as provided in Regulation 38(j); and

(iv)      The Company may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with any applicable corporate governance policies that the Company has adopted, (B) that the Company may need to determine if the election of the nominee will jeopardize the Company’s eligibility to continue as a “foreign private issuer” under the Exchange Act, and (C) that could be material to a reasonable member’s understanding of the independence or lack of independence of such proposed nominee.

(g)    For purposes of this Regulation 38, the term “Nominating Person” shall mean (i) the member providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other person with whom such member or such beneficial owner (or any of their respective affiliates or associates) is acting in concert.

(h)    A member providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Regulation 38 shall be true and correct as of the record date for determining members entitled to notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Company at the principal executive offices of the Company not later than five (5) business days after the record date for determining members entitled to notice of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(i)    Notwithstanding anything in these Articles to the contrary, no person shall be eligible for election as a director of the Company (i) if the election of such person as a director would cause the Company to be ineligible to remain a “foreign private issuer,” and (ii) if such person was not nominated in accordance with this Regulation 38. The Chairman of the Board of Directors or any other person designated by the Board of Directors to preside over the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Regulation 38, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(j)    To be eligible to be a nominee for election as a director of the Company, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Regulation 38) to the secretary of the Company at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in form provided by the secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company and (iii) would be in compliance, if elected as a director of the Company, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

(k)    In addition to the requirements of this Regulation 38 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(l)    Notwithstanding the foregoing provisions of this Regulation 38, unless otherwise required by law, if the member (or a qualified representative of the member) does not appear at the meeting to present the proposed nomination, such proposed nomination shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Regulation 38, to be considered a qualified representative of the member, a person must be a duly authorized officer, manager or partner of such member or must be authorized in writing executed by such member or an electronic transmission delivered by such member to act for such member as proxy at the meeting of members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(e)    New Regulation 44 (formerly Regulation 54) of the Company’s Article of Association be amended by deleting the regulation in its entirety and replacing it with the following:

“Subject to Regulation 38(l), a member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.”

Dated this 6th day of August, 2015.

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HARNEYS CORPORATE
SERVICES LIMITED
Registered Agent